EXHIBIT 99.1

First Quarter Fiscal Year 2023

Foreword: Ken Peterman, Chairman, President & CEO

Fellow Shareholders,

As we begin a new fiscal year for Comtech, and get ready to turn the calendar to 2023, I am pleased to report that the extraordinary effort from the entire Comtech team to fundamentally transform our business has not only taken root, but is already delivering results for our customers, and you, our shareholders.

Last quarter, in my first shareholder letter as CEO and President, I wrote that I recognized and shared the keen sense of urgency felt by our employees, leadership, and investors. I also offered a blunt solution: we must move faster than ever before.

Of course, articulating a simple, yet fundamentally transformative solution is not the same as executing it, but the degree and depth of the transformational progress clearly evident at Comtech in the past few months alone is remarkable. As an organization, we have committed fully to the idea of “One Comtech," and it is working. Our people are collaborating together better than ever, whether it’s engineers and sales teams delivering customized solutions for customers, or our operations and support teams streamlining and improving our processes so that everything we do at Comtech, we do better, faster and more efficiently.

While we are still early in the process, our One Comtech journey is bringing the company together as we now approach every opportunity as a common enterprise, operating on shared tools and processes, and accelerating our innovation cycles and sales velocity.

Importantly, financial KPIs for the quarter were ahead of our expectations, which speaks clearly to the untapped potential we are unlocking: in addition to a quarter-over-quarter increase in consolidated net sales - representing the fourth sequential quarter of topline growth for Comtech - our bookings of $181.2 million highlights the increasing customer value we are creating as One Comtech.

This performance was achieved even as we re-organized our business, continued to restructure our senior leadership team across multiple functions with key appointments from a broad talent pool that included both internal and external candidates, and continued to improve the machinery of our organization.

Finally, I take our bookings to be a clear indication that while we continue to improve the machinery of our business, we have not - and will not - fail to remain completely focused on solving our customers problems and creating unprecedented customer value in unique and innovative ways.

Our contract wins during the quarter validate not only our unwavering customer focus, but also make it clear that Comtech’s solutions and services continue to set the standard in every one of our key end markets.

I like to remind people that we have the most demanding customers in the world: our technology-enabled solutions are not just field-tested, they are battle-tested. Whether it’s dispatching first responders rapidly to save lives, or empowering men and women in uniform to be safer and more effective in their service to their countries, our customers depend upon Comtech to perform at the highest possible level, and in the most challenging situations.

With a track record of proven reliability, Comtech’s best marketing resource is the professional in the field, who is relying upon our capabilities - whether that’s soldiers, first responders, mobile network operators or anyone else who needs reliable, assured, always-on connectivity. Among the orders awarded to us during the quarter, we saw key wins with the U.S. military and the Ukrainian government, which is adding new communications systems identical to those we donated in March of this year. In addition, one of the largest wireless carriers in the United States renewed our 911 services contract with them, again underscoring that, across our segments and end markets, customers who have come to know, trust and depend upon Comtech extend, and often seek to expand, their strategic business relationships with us.

The road ahead will be challenging, given a macroeconomic environment that combines inflationary pressures, pandemic aftershocks, and unresolved geopolitical tensions. But, Comtech has never been better prepared to meet these challenges and take advantage of the myriad of opportunities they will present: with new leadership, a new organization, a refreshed, common operational infrastructure and an energized and invigorated team, our One Comtech transformation is positioning us for success.

One Comtech is working, we are moving fast, and we are winning in a market that is itself growing. And, we’re just getting started.

Our Q1 Fiscal 2023 PERFORMANCE

Consolidated Results ($ in millions)

For Q1 fiscal 2023, we recorded $131.1 million of consolidated net sales, a 3.3% sequential increase over last quarter and our fourth consecutive quarterly increase. Compared to the year ago quarter, our consolidated Q1 fiscal 2023 net sales increased $14.3 million or 12.2%, primarily reflecting higher revenue in our Satellite and Space Communications segment (see below).

Gross margin in Q1 fiscal 2023 was 35.7%. Such percentage is comparable to our gross margins achieved in Q1 and Q4 of fiscal 2022. Q1 fiscal 2023 gross margin reflects start-up costs associated with the opening of our new high volume technology manufacturing centers, as well as increased costs resulting from the ongoing impacts of the COVID-19 pandemic and inflationary pressures.

Consolidated Results, ($ in millions), continued

Q1 fiscal 2023 Adjusted EBITDA was $10.7 million, or 8.2% of consolidated net sales, as compared to $5.5 million, or 4.7% in Q1 fiscal 2022. The increase, both in dollars and as a percentage of sales, is primarily attributable to the increase in Q1 fiscal 2023 net sales. Sequentially, Adjusted EBITDA in Q1 fiscal 2023 was lower both in dollars and as a percentage of sales, reflecting changes in the mix of solutions sold during the quarter, a general rise in costs due to an inefficient supply chain and inflation and the settlement, in Q4 fiscal 2022, of annual incentive compensation with fully vested share units.

Consolidated bookings for the quarter were $181.2 million. This was our fourth quarter of sequential growth in bookings, which helped enable us to increase our funded backlog this quarter end to $668.2 million, up 8.1% from Q4 fiscal 2022 and up 6.3% from Q1 fiscal 2022.

Satellite and Space Communications

Our Satellite and Space Communications segment designs, builds and supports a variety of sophisticated communications solutions that meet or exceed the highest standards for performance and quality by businesses and governments worldwide. It has four technology areas: Satellite Modem Technologies and Amplifier Technologies, Troposcatter and SATCOM Solutions, Space Components and Antennas, and High-Power Amplifiers and Switches Technologies.

Satellite and Space Communications revenues were $80.9 million for the quarter, a 5.3% sequential increase over the prior quarter. Compared to the year ago quarter, our Q1 Satellite and Space Communications sales increased 25.2%, largely due to a recently awarded foreign military sales contract for beyond line-of-sight communications terminals and upgrades to the Ukrainian government’s existing systems and a period-over-period increase in our satellite ground station technologies.

Satellite and Space Communications, continued

During Q1 fiscal 2023, Adjusted EBITDA in this segment was $9.9 million, a 26.9% sequential increase from Q4 fiscal 2022. Q1 fiscal 2023 Adjusted EBITDA also represents a significant improvement from the $1.3 million Adjusted EBITDA loss in Q1 fiscal 2022. As a percentage of sales, Adjusted EBITDA improved from Q4 fiscal 2022 due primarily to higher sales and an improved gross profit percentage.

Bookings in the Satellite and Space Communications segment totaled $135.8 million for the quarter. Key wins included an order to supply Next Generation Troposcatter solutions to the U.S. Marine Corps, a foreign military sales contract for the Ukrainian government for beyond line-of-sight communications solutions, and funding from the U.S. Army to provide ongoing system refurbishments, sustainment services and baseband equipment.

Terrestrial and Wireless Networks

Our Terrestrial and Wireless Networks segment is a leading provider of the hardware, software, and services solutions critical to any modern 911 public safety and mobile network operator infrastructure, as well as for applications services requiring the specific location of a mobile user's geospatial position. It is organized into four service areas: Next Generation 911 & Call Delivery, Solacom Call Handling Solutions, Trusted Location and Messaging Solutions, and Cyber Security Training & Services.

Terrestrial and Wireless Networks revenues were $50.3 million for the quarter, comparable to Q4 fiscal 2022. Compared to the year ago quarter, our Q1 Terrestrial and Wireless Networks sales declined 3.6%, primarily reflecting lower sales of our trusted location and messaging solutions and cyber security training services, offset in part by higher sales of our NG-911 solutions.

Terrestrial and Wireless Networks, continued

During Q1 fiscal 2023, Adjusted EBITDA in this segment was $6.0 million, a $0.5 million or 7.7% decline from Q4 fiscal 2022 and a $5.0 million, or 45.5%, decline from Q1 fiscal 2022. As a percentage of net sales, Q1 fiscal 2023 Adjusted EBITDA was 11.9%, a decrease from 12.9% in Q4 and 21.1% in Q1 fiscal 2022. The decrease in Adjusted EBITDA from Q1 fiscal 2022 is primarily due to a decrease in net sales and change in product mix as certain large 5G location-based services related contracts were nearing completion in the first half of fiscal 2022.

Bookings in the Terrestrial and Wireless Networks segment totaled $45.4 million during the quarter. Key wins included enhanced 911 call routing services for one of the largest wireless carriers in the U.S.

Our Guidance for Q2 Fiscal 2023

We intend to provide sequential guidance to shareholders for our next quarter, while stepping back from providing a full-year outlook given the uncertainties that continue to pervade the macro operating environment. We are aware that we must earn and maintain shareholder confidence, and offering credible, informed guidance that we ourselves have confidence in is an important part of that.

Our Consolidated Targets for Q2 Fiscal 2023 are:

•Net Sales: We expect our consolidated net sales to grow between 1% and 3% on a sequential basis.

•Adjusted EBITDA: We expect our consolidated Adjusted EBITDA margin to be approximately 8.0%, as we continue to make investments in our business.

Update on Key Business Initiatives

People

We continue to bring talented people on board at every level and find opportunities for proven performers to take on leadership roles. During the quarter, we made several key hires and appointments corresponding to leadership positions that are already impacting our business. These roles map to our new internal organization and go-to-market strategy, and include:

•Daniel Gizinski, Chief Strategy Officer – Defense: Daniel has held multiple leadership roles within the company, and most recently served as the President of Comtech Satellite Network Technologies, Inc.

•Jay Whitehurst, Chief Strategy Officer – Commercial: Jay has served as President of Comtech’s Trusted Location and Messaging Solutions business since 2016.

•Doug Houston, Vice President of Global Support: Doug has held leadership positions across multiple divisions at Comtech since joining us in 2012. Doug most recently served as President of Comtech Systems, Inc.

•Tim Jenkins, Terrestrial & Wireless Networks Segment President: Tim joined Comtech in 2019 and most recently served as President of the Safety & Security Technologies product group.

•Justin Wexler, Satellite & Space Communications Segment President: Justin was most recently the COO for Clear Align, a global leader in fully-qualified and custom electro-optical surveillance solutions for defense, medical and commercial applications. Previously, he was the Vice President and CFO for L3 Power Distribution, a business unit at L3 Technologies that provides technology supporting the power needs of naval vessels.

Places

The move into our new, state-of-the-art manufacturing facility in Chandler, Arizona continues to progress toward completion. Prior to the end of December, we expect to have most of our personnel, including both manufacturing and engineering teams, moved into the building. We also recently completed the installation of our new surface mount technology equipment in the new facility. These are sophisticated robotic machines that place electrical components on circuit cards.

Investors will have an opportunity to see all this progress in person, as we intend to hold an Analyst Day at this new location in the second half of our fiscal 2023. We’ll provide additional details once available, but we’re looking forward to hosting investors and analysts at the Chandler facility, where we will have an opportunity to lay out, in detail, how Comtech intends to position itself at the heart of what we see as the convergence of satellite and terrestrial communications.

Rob Samuels, our Head of Investor Relations, will be coordinating this upcoming event and you can expect to hear more from him on the event in the months to come.

One More Thing

We are very excited to announce that Comtech will be a sponsor of the upcoming First Responder Bowl game to be played in Dallas, Texas on December 27th. This is in partnership with NENA and their #ThankYou911 campaign and reaffirms our commitment to 911 and is particularly appropriate for us: we estimate that over 60% of all the wireless 911 calls in the United States are handled by some combination of Comtech products and services.

We’re looking forward to the game and supporting our nation’s first responders.

In Closing

While it has only been a handful of months since I took on the role as President and CEO of Comtech, I couldn’t be more pleased with the progress we’ve made.

As promised, we are moving fast. And, as a result, we are well-positioned for the balance of our fiscal year. We continue to see healthy demand for our products, and the recent elevated bookings represent in-market validation that we continue to set the standard with our communications solutions. Our leadership team has been completely reinvigorated and operates at the head of an organization that is itself properly organized, and our entire business is moving forward as One Comtech.

Thank you for your engagement and continued support.

Ken

Conference Call Information

We have scheduled an investor conference call for 5:00 PM (ET) on Thursday, December 8, 2022. Investors and the public are invited to access a live webcast of the conference call from the Investor Relations section of the Comtech website at www.comtech.com. Alternatively, investors can access the conference call by dialing (800) 225-9448 (domestic), or (203) 518-9708 (international) and using the conference I.D. "Comtech." A replay of the conference call will be available for seven days by dialing (800) 839-2434 or (402) 220-7211.

About Comtech

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtech.com.

Investor Relations

Robert Samuels
robert.samuels@comtech.com
(631) 962-7102

Appendix:

–Cautionary Statement Regarding Forward-Looking Statements
–Condensed Consolidated Statements of Operations (Unaudited)
–Condensed Consolidated Balance Sheets (Unaudited)
–Use of Non-GAAP Financial Measures

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this shareholder letter contains forward-looking statements, including but not limited to, information relating to our future performance and financial condition, plans and objectives of our management and our assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under our control which may cause our actual results, future performance and financial condition, and achievement of plans and objectives of our management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, among other things: the possibility that the expected synergies and benefits from recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods; the risk that the acquired businesses will not be integrated with Comtech successfully; the possibility of disruption from recent acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that Comtech will be unsuccessful in implementing a tactical shift in its Satellite and Space Communications segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins; the nature and timing of our receipt of, and our performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements; changing customer demands and or procurement strategies; changes in prevailing economic and political conditions; including as a result of Russia's military incursion into Ukraine; changes in the price of oil in global markets; changes in prevailing interest rates and foreign currency exchange rates; risks associated with Comtech's legal proceedings, customer claims for indemnification, and other similar matters; risks associated with our obligations under our Amended Credit Facility; risks associated with our large contracts; risks associated with the COVID-19 pandemic and related supply chain disruptions; and other factors described in this and our other filings with the Securities and Exchange Commission.

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Consolidated Statements of Operations

	(Unaudited)
	Three months ended October 31,
	2022	2021
Net sales	$131,139,000	$116,759,000
Cost of sales	84,336,000	75,024,000
Gross profit	46,803,000	41,735,000

Expenses:
Selling, general and administrative	29,337,000	28,242,000
Research and development	12,751,000	12,497,000
Amortization of intangibles	5,349,000	5,349,000
CEO transition costs	9,090,000	—
Proxy solicitation costs	—	2,162,000
	56,527,000	48,250,000

Operating loss	(9,724,000)	(6,515,000)

Other expenses (income):
Interest expense	2,235,000	1,607,000
Interest (income) and other	(255,000)	219,000
Change in fair value of convertible preferred stock purchase option liability	—	(304,000)

Loss before benefit from income taxes	(11,704,000)	(8,037,000)
Benefit from income taxes	(608,000)	(2,053,000)

Net loss	$(11,096,000)	$(5,984,000)

Adjustments to reflect redemption value of convertible preferred stock:
Dividend on convertible preferred stock	(1,710,000)	(235,000)
Convertible preferred stock issuance costs	—	(4,007,000)
Establishment of initial convertible preferred stock purchase option liability	—	(1,005,000)
Net loss attributable to common stockholders	$(12,806,000)	$(11,231,000)

Net loss income per common share:
Basic	$(0.46)	$(0.43)
Diluted	$(0.46)	$(0.43)

Weighted average number of common shares outstanding – basic	27,830,000	26,426,000

Weighted average number of common and common equivalent shares outstanding – diluted	27,830,000	26,426,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	October 31, 2022	July 31, 2022
Assets
Current assets:
Cash and cash equivalents	$21,528,000	21,654,000
Accounts receivable, net	128,787,000	123,711,000
Inventories, net	99,748,000	96,317,000
Prepaid expenses and other current assets	19,507,000	21,649,000
Total current assets	269,570,000	263,331,000
Property, plant and equipment, net	52,688,000	50,363,000
Operating lease right-of-use assets, net	49,658,000	49,767,000
Goodwill	347,692,000	347,692,000
Intangibles with finite lives, net	241,954,000	247,303,000
Deferred financing costs, net	811,000	1,014,000
Other assets, net	15,452,000	14,827,000
Total assets	$977,825,000	974,297,000
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,319,000	44,591,000
Accrued expenses and other current liabilities	75,441,000	72,662,000
Operating lease liabilities, current	8,190,000	8,685,000
Dividends payable	2,774,000	2,746,000
Contract liabilities	59,809,000	64,601,000
Interest payable	250,000	172,000
Total current liabilities	188,783,000	193,457,000
Non-current portion of long-term debt	148,700,000	130,000,000
Operating lease liabilities, non-current	44,427,000	44,423,000
Income taxes payable	3,236,000	3,007,000
Deferred tax liability, net	14,304,000	15,355,000
Long-term contract liabilities	11,719,000	9,975,000
Other liabilities	5,381,000	6,291,000
Total liabilities	416,550,000	402,508,000
Commitments and contingencies
Convertible preferred stock, par value $0.10 per share; authorized 125,000 shares; issued 100,000 at October 31, 2022 and July 31, 2022 (includes accrued dividends of $576,000 and 566,000 at October 31, 2022 and July 31, 2022, respectively)	106,914,000	105,204,000
Stockholders’ equity:
Preferred stock, par value $0.10 per share; authorized and unissued 1,875,000 shares	—	—
Common stock, par value $0.10 per share; authorized 100,000,000 shares; issued 42,810,846 and 42,672,827 shares at October 31, 2022 and July 31, 2022, respectively	4,281,000	4,267,000
Additional paid-in capital	629,027,000	625,484,000
Retained earnings	262,902,000	278,683,000
	896,210,000	908,434,000
Less:
Treasury stock, at cost (15,033,317 shares at October 31, 2022 and July 31, 2022)	(441,849,000)	(441,849,000)
Total stockholders’ equity	454,361,000	466,585,000
Total liabilities, convertible preferred stock and stockholders’ equity	$977,825,000	974,297,000

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, this shareholder letter contains "Non-GAAP financial measures" under the rules of the SEC. Our Adjusted EBITDA is a Non-GAAP measure that represents earnings (loss) before income taxes, interest (income) and other, change in fair value of the convertible preferred stock purchase option liability, write-off of deferred financing costs, interest expense, amortization of stock-based compensation, amortization of intangibles, depreciation expense, amortization of cost to fulfill assets, estimated contract settlement costs, settlement of intellectual property litigation, acquisition plan expenses, restructuring costs, COVID-19 related costs, strategic emerging technology costs (for next-generation satellite technology), facility exit costs, CEO transition costs, proxy solicitation costs, strategic alternatives analysis expenses and other. Our definition of Adjusted EBITDA may differ from the definition of EBITDA or Adjusted EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is also a measure frequently requested by our investors and analysts. We believe that investors and analysts may use Adjusted EBITDA, along with other information contained in our SEC filings, including GAAP measures, in assessing our performance and comparability of our results with other companies. Our Non-GAAP measures reflect the GAAP measures as reported, adjusted for certain items as described herein and also excludes the effects of our outstanding convertible preferred stock. During the first quarter of fiscal 2023, we changed the computation of our Non-GAAP measures of operating (loss) income, net (loss) income attributable to common stockholders and net (loss) income per diluted common share to adjust for amortization of intangibles (including cost to fulfill assets) and stock-based compensation. This change was made to improve the comparability of our results with our peers. Prior period Non-GAAP results have been restated in the tables below to reflect this change. These Non-GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct our business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. These measures are adjusted as described in the reconciliation of GAAP to Non-GAAP measures in the tables herein, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. Investors are advised to carefully review the GAAP financial results that are disclosed in our SEC filings. We have not quantitatively reconciled our second quarter of fiscal 2023 Adjusted EBITDA target to the most directly comparable GAAP measure because items such as stock-based compensation, adjustments to the provision for income taxes, amortization of intangibles and interest expense, which are specific items that impact these measures, have not yet occurred, are out of our control, or cannot be predicted. For example, quantification of stock-based compensation expense requires inputs such as the number of shares granted and market price that are not currently ascertainable. Accordingly, reconciliations to the Non-GAAP forward looking metrics are not available without unreasonable effort and such unavailable reconciling items could significantly impact our financial results.

	Three months ended October 31,		Fiscal Year
	2022	2021	2022
Reconciliation of GAAP Net Loss to Adjusted EBITDA:
Net loss	$(11,096,000)	$(5,984,000)	$(33,052,000)
Benefit from income taxes	(608,000)	(2,053,000)	(4,023,000)
Interest expense	2,235,000	1,607,000	5,031,000
Interest (income) and other	(255,000)	219,000	(703,000)
Change in fair value of convertible preferred stock purchase option liability	—	(304,000)	(1,005,000)
Amortization of stock-based compensation	904,000	921,000	7,767,000
Depreciation	2,798,000	2,241,000	10,314,000
Amortization of intangibles	5,349,000	5,349,000	21,396,000
Amortization of cost to fulfill assets	240,000	—	469,000
Restructuring costs	1,325,000	712,000	5,965,000
COVID-19 related costs	—	674,000	1,105,000
Strategic emerging technology costs	746,000	—	1,197,000
CEO transition costs	9,090,000	—	13,554,000
Proxy solicitation costs	—	2,162,000	11,248,000
Adjusted EBITDA	$10,728,000	$5,544,000	$39,263,000

Reconciliations of our GAAP consolidated operating (loss) income, net (loss) income attributable to common stockholders and net (loss) income per diluted common share to the corresponding Non-GAAP measures are shown in the tables below. Non-GAAP net (loss) income attributable to common stockholders and net (loss) income per diluted common share reflect Non-GAAP provisions for income taxes based on year-to-date results, as adjusted for the Non-GAAP reconciling items included in the tables below. We evaluate our Non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. Our Non-GAAP effective income tax rate can differ materially from our GAAP effective income tax rate.

	October 31, 2022			October 31, 2021
	Three months ended			Three months ended
	Operating (Loss) Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*	Operating (Loss) Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(9,724,000)	$(12,806,000)	$(0.46)	$(6,515,000)	$(11,231,000)	$(0.43)
Adjustments to reflect redemption value of convertible preferred stock	—	1,710,000	0.06	—	5,247,000	0.20
CEO transition costs	9,090,000	8,580,000	0.31	—	—	—
Amortization of intangibles	5,349,000	4,147,000	0.15	5,349,000	4,086,000	0.15
Restructuring costs	1,325,000	1,020,000	0.04	712,000	548,000	0.02
Amortization of stock-based compensation	904,000	719,000	0.03	921,000	728,000	0.03
Strategic emerging technology costs	746,000	619,000	0.02	—	—	—
Amortization of cost to fulfill assets	240,000	240,000	0.01	—	—	—
Proxy solicitation costs	—	—	—	2,162,000	1,645,000	0.06
COVID-19 related costs	—	—	—	674,000	505,000	0.02
Change in fair value of convertible preferred stock purchase option liability	—	—	—	—	(304,000)	(0.01)
Net discrete tax expense (benefit)	—	399,000	0.01	—	(365,000)	(0.01)
Non-GAAP measures	$7,930,000	$4,628,000	$0.16	$3,303,000	$859,000	$0.03

	Fiscal Year 2022
	Operating (Loss) Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(33,752,000)	$(43,268,000)	$(1.63)
Adjustments to reflect redemption value of convertible preferred stock	—	10,216,000	0.39
CEO transition costs	13,554,000	12,959,000	0.49
Amortization of intangibles	21,396,000	16,344,000	0.62
Proxy solicitation costs	11,248,000	8,671,000	0.33
Restructuring costs	5,965,000	4,578,000	0.17
Amortization of stock-based compensation	7,767,000	6,102,000	0.23
Strategic emerging technology costs	1,197,000	910,000	0.03
COVID-19 related costs	1,105,000	829,000	0.03
Amortization of cost to fulfill assets	469,000	352,000	0.01
Change in fair value of convertible preferred stock purchase option liability	—	(1,005,000)	(0.04)
Net discrete tax expense	—	2,584,000	0.10
Non-GAAP measures	$28,949,000	$19,272,000	$0.71

* Per share amounts may not foot due to rounding. In addition, due to the GAAP net loss for the period, Non-GAAP EPS for the three months ended October 31, 2022 and 2021 and Fiscal 2022 was computed using weighted average diluted shares outstanding of 28,271,000, 26,875,000 and 27,188,000, during the respective period.

ECMTL

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